CONSENT OF INDEPENDENT AUDITORS


The Trustees and Shareholders
Evergreen Municipal Trust

     We consent to the use of our report, dated May 1,1998, for Evergreen Massachusetts Municipal Bond Fund (formerly Massachusetts Tax Free Fund) and Evergreen Missouri Municipal Bond Fund (formerly Missouri Tax Free Fund), and our report, dated July 3, 1998, for Evergreen Municipal Bond Fund (formerly Evergreen Tax Free Fund), each a portfolio of Evergreen Municipal Trust, incorporated herein by reference and to the references to our firm under the caption "FINANCIAL STATEMENTS AND EXPERTS" in the Prospectus/Proxy Statement.

                                                  /s/ KPMG LLP

                                                  KPMG LLP

Boston, Massachusetts
May 14, 1999